Exhibit (g)(5)

State Street Bank and Trust Company

1200 Crown Colony Drive

Crown Colony Office Park

Quincy, MA 02169

Attention: A. Elizabeth Howard, Vice President

Re:	New Series of Shares

Ladies and Gentlemen:

Please be advised that CALAMOS INVESTMENT TRUST (the “Fund”) has established a new series of shares to be known as CALAMOS EMERGING MARKET EQUITY FUND (the “New Series”).

In accordance with Section 19.6 (Additional Portfolios) of the Master Custodian Agreement dated as of September 11, 2009 (the “Agreement”) between each management investment company identified on Appendix A thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the aforementioned New Series under the terms of the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

CALAMOS INVESTMENT TRUST

By:	/s/ J. Christopher Jackson
Name: J. Christopher Jackson
Title: Secretary

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Effective Date: December 19, 2013